                                                 EXHIBIT 4.2


                                                            [LOGO]





                          LOAN AND SECURITY AGREEMENT


                                 BY AND BETWEEN


                           COMMONWEALTH EQUITY TRUST


                                      AND


                          FOOTHILL CAPITAL CORPORATION


                          DATED AS OF OCTOBER 6, 1994

                               TABLE OF CONTENTS


                                                                                                          PAGE
                                                                                                          ----
1.       DEFINITIONS AND CONSTRUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     Accounting Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         1.3     Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         1.4     Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         1.5     Schedules and Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

2.       LOAN AND TERMS OF PAYMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.1     Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.2     Interest:  Rates, Payments, and Calculations . . . . . . . . . . . . . . . . . . . . . . .  17
         2.3     Crediting Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         2.4     Statements of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         2.5     Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

3.       CONDITIONS; TERM OF AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.1     Conditions Precedent to Initial Advance  . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.2     Conditions Precedent to All Advances.  . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.3     Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.4     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.5     Early Termination by Borrower  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.6     Termination Upon Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

4.       CREATION OF SECURITY INTEREST  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.1     Grant of Security Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.2     Negotiable Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.3     Collection of Rents, Issues, Profits, Accounts, General Intangibles, and Negotiable
                 Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.4     Release of Portions of the Real Property.  . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.5     Delivery of Additional Documentation Required  . . . . . . . . . . . . . . . . . . . . . .  24
         4.6     Power of Attorney  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.7     Right to Inspect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

5.       REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.1     Status . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.2     No Prior Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.3     Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.4     Authority To Assign  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.5     Location of Chief Executive Office; FEIN . . . . . . . . . . . . . . . . . . . . . . . . .  26

         5.6     Due Authorization; No Conflict . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.7     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.8     No Material Adverse Change in Financial Condition  . . . . . . . . . . . . . . . . . . . .  26
         5.9     Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.10    Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.11    Environmental Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.12    Reliance by Foothill; Cumulative . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

6.       AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.1     Accounting System  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.2     Financial Statements, Reports, Certificates  . . . . . . . . . . . . . . . . . . . . . . .  28
         6.3     Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

6.4      Collateral Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.5     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         6.6     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         6.7     No Setoffs or Counterclaims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         6.8     Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         6.9     Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         6.10    Environmental Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         6.11    Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         6.12    Financial Covenant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

7.       NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         7.1     Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         7.2     Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         7.3     Restrictions on Fundamental Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         7.4     Extraordinary Transactions and Disposal of Assets  . . . . . . . . . . . . . . . . . . . .  36
         7.5     Change Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         7.6     Guarantee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         7.7     Restructure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         7.8     Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         7.9     Change of Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         7.10    Capital Expenditures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         7.11    Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         7.12    Accounting Methods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         7.13    Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         7.14    Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         7.15    Suspension . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         7.16    Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         7.17    Change in Location of Chief Executive Office; Related Equipment with Bailees . . . . . . .  38
         7.18    Amendment of Certain Documents.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

8.       EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         8.1     Monetary Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         8.2     Non-monetary Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         8.3     Breach of Mortgages  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         8.4     Material Impairment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         8.5     Seizure of Borrower's Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         8.6     Voluntary Insolvency Proceeding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         8.7     Involuntary Insolvency Proceeding  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         8.8     Court Orders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         8.9     Governmental Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         8.10    Judgments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         8.11    Material Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         8.12    Misrepresentations by Borrower . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         8.13    Termination of Subordination Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         8.14    Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         8.15    Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

9.       FOOTHILL'S RIGHTS AND REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         9.1     Rights and Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         9.2     Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         9.3     Foreclosure Not A Discharge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

10.      TAXES AND EXPENSES REGARDING THE COLLATERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         10.1    Failure to Pay . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         10.2    Right to Contest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

11.      WAIVERS; INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         11.1    Demand; Protest; etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         11.2    Foothill's Liability for Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         11.3    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

12.      NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

13.      CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

14.      DESTRUCTION OF BORROWER'S DOCUMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

15.      GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         15.1    Effectiveness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         15.2    Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         15.3    Section Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         15.4    Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         15.5    Severability of Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

         15.6    Amendments in Writing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         15.7    Counterparts; Telefacsimile Execution  . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         15.8    Revival and Reinstatement of Obligations . . . . . . . . . . . . . . . . . . . . . . . . .  50
         15.9    Lending Relationship . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         15.10   Integration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50



                 Schedule R-1     Real Property and Release Amounts

                                  SCHEDULE R-1


PROPERTY NAME        ADDRESS             CITY             COUNTY            PARCEL NUMBER       RELEASE AMOUNT
16th & K Streets     1600 K Street       Sacramento       Sacramento        006-0124-001        $1,600,000

11135 Trade          11135 Trade         Rancho Cordova   Sacramento        072-0222-021        $1,160,000
Center               Center Dr.

11167 Trade          11167 Trade         Rancho Cordova   Sacramento        072-0222-033        $  540,000
Center               Center Dr.

Burbank Mini-        1435 Sabastopol     Santa Rosa       Sonoma            125-091-028-000     $  965,000
Warehouse            Rd

Downtown Mini-       2318 16th St.       Sacramento       Sacramento        009-0217-001        $  670,000
Storage

Holiday Inn Chico    685 Manzanita       Chico            Butte             006-240-022         $3,350,000
                     Ct.

Holiday Inn          5321 Date Avenue    Sacramento       Sacramento        228-0143-023        $5,050,000
Sacramento

Holiday Inn          2730 N. Main St.    Walnut Creek     Contra Costa      171-070-039-2       $1,700,000
Walnut Creek

Mallory Service      2740 N. Main        Walnut Creek     Contra Costa      171-070-011-1       $  505,000

Milpitas             500 E. Calaveras    Milpitas         Santa Clara       086-28-021          $1,750,000
                     Blvd.

One Sunrise          2893 Sunrise*       Rancho Cordova   Sacramento        072-0450-054        $  880,000

Parkway Center       5200 Golden         El Dorado        El Dorado         86-830-46           $  900,000
                     Hills Pkwy.         Hills

TGIF Sunrise         6245 Sunrise        Citrus Heights   Sacramento        243-0060-040-000    $  790,000
                     Blvd.

Town Center          2501-2525 Cherry    Signal Hill      Los Angeles       7214-002-042-043    $2,350,000
                     Avenue


* Also 11500 & 11492 Sunrise Gold Circle

                          LOAN AND SECURITY AGREEMENT



                 This LOAN AND SECURITY AGREEMENT, is entered into as of October 6, 1994, between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333, and COMMONWEALTH EQUITY TRUST, a California real estate investment trust ("Borrower"), with its chief executive office located at 1300 Ethan Way, Suite 200, Sacramento, California 95825-6797.

                 The parties agree as follows:

                 1.       DEFINITIONS AND CONSTRUCTION.

                          1.1     DEFINITIONS.  As used in this Agreement, the
following terms shall have the following definitions:

                          "Accounts" means all currently existing and hereafter
arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or the rendition of services by Borrower, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

                          "Affiliate" means, as applied to any Person, any
other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

                          "After Acquired Property" means real property or
fixtures acquired by Borrower on or after entry of the Confirmation Order, to the extent that the purchase money for such property consists solely of the proceeds of any equity offering, unsecured financing, or purchase money Permitted Lien on such property.

                          "Agreement" means this Loan and Security Agreement
and any extensions, riders, supplements, notes, amendments, or modifications to or in connection with this Loan and Security Agreement.

                          "Allowed Mechanic's Lien Claim" shall have the
meaning ascribed it in the Plan.




                          "Allowed Secured Real Property Tax Claim" shall have
the meaning ascribed it in the Plan.

                          "Authorized Officer" means any officer of Borrower.

                          "Available Cash Flow" means, with respect to Borrower
for any fiscal period, EBITDA minus (i) taxes; and (ii) Capital Expenditures in each case actually due or paid during such fiscal period.

                          "Average Unused Portion of Maximum Amount" means the
Maximum Amount less the average Daily Balance of advances made by Foothill under Section 2.1 that were outstanding during the immediately preceding month.

                          "Bankruptcy Code" means the United States Bankruptcy
Code (11 U.S.C. Section  101 et seq.), as amended, and any successor statute.

                          "Bankruptcy Court" means the United States Bankruptcy
Court for the East District of California.

                          "Base NOI" means Four Million Seven Hundred
Sixty-three Thousand Dollars ($4,763,000).

                          "Benefit Plan" means an employee benefit plan (as
defined in Section 3(3) of ERISA) which Borrower or any ERISA Affiliate sponsors or maintains or to which Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions, including any Multiemployer Plan or Qualified Plan.

                          "Borrower" has the meaning set forth in the preamble
to this Agreement.

                          "Borrower's Books" means all of Borrower's books and
records including: ledgers; records indicating, summarizing, or evidencing the Collateral or liabilities; all information relating to Borrower's business operations at the Real Property or financial condition; and all computer programs, disc or tape files, printouts, runs, or other computer prepared information, and the equipment containing such information.

                          "Business Day" means any day which is not a Saturday,
Sunday, or other day on which national banks are authorized or required to close.

                          "CalREIT" means California Real Estate Investment
Trust, a California real estate investment trust.

                          "Capital Expenditures" means any expenditure by a
Person for the acquisition or construction of fixed assets that would be capitalized on a balance sheet of Borrower prepared in accordance with GAAP, including deferred maintenance charges and tenant improvements or leasing commissions (whether in connection with a new lease or with existing lease).

                          "Cash Equivalents" means (a) securities issued
guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired, (b) certificates of deposit with maturities of not more than one year from the date acquired that have been issued by a federal or state chartered commercial bank of recognized standing, which bank has capital and unimpaired surplus in excess of $500,000,000, based on its most recent publicly available financial statements, and (c) commercial paper or finance company paper issued by any entity incorporated under the laws of the United States of America or any state thereof and having a rating of at least A-1 or the equivalent by Moody's Investors Service, Inc., in each case with maturities of not more than 60 days from the date acquired.

                          "Change of Control" shall be deemed to have occurred
at such time as a "person" or "group" (within the meaning of Sections 13(d) and 14(d) (2) of the Securities Exchange Act of 1934 exclusive, however, of Pacific Mutual Life Insurance Company, The Prudential Insurance Company of America, or Trust Company of the West, or their respective Affiliates) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the total voting power of all classes of stock then outstanding of Borrower normally entitled to vote in the election of directors.

                          "Closing Date" means the date of the initial advance.

                          "Code" means the California Uniform Commercial Code.

                          "Collateral" means each of the following: the Real
Property; the Related Rents; the Related Accounts; the Related Equipment; the Related General Intangibles; any money, or other assets of Borrower which now or hereafter come into the possession, custody, or control of Foothill; and the proceeds and products, whether tangible or intangible, of any of the foregoing including proceeds of insurance covering any or all of the Collateral, and any and all money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof, including any awards made for any taking by eminent domain.

                          "Collateral Agent" means U.S. Trust Company of
California, N.A., as the collateral agent for the Noteholders, or any Person that becomes a successor Collateral Agent.

                          "Confirmation Order" means the order of the
Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code entered by the Bankruptcy Court on August 8, 1994.

                          "Consolidated Current Assets" means, as of any date
of determination, the aggregate amount of all current assets of Borrower and its subsidiaries calculated on a consolidated basis that would, in accordance with GAAP, be classified on a balance sheet as current assets.

                          "Consolidated Current Liabilities" means, as of any
date of determination, the aggregate amount of all current liabilities of Borrower and its subsidiaries, calculated on a consolidated basis that would, in accordance with GAAP, be classified on a balance sheet as current liabilities. For purposes of this definition, all advances outstanding under this Agreement shall be deemed to be current liabilities without regard to whether they would be deemed to be so under GAAP.

                          "Daily Balance" means the amount of the Obligations
owed at the end of a given day.

                          "Declaration of Trust" means that certain Declaration
of Trust of Commonwealth Equity Trust dated July 31, 1973, as amended from time to time.

                          "Early Termination Premium" has the meaning set forth
in Section 3.4.

                          "EBITDA" means, with respect to Borrower, for any
fiscal period (i) income before interest and taxes, plus (ii) to the extent deducted in determining such income, depreciation, amortization and other similar non-cash charges, minus (iii) to the extent recognized in determining such income, extraordinary gains, in each case for such fiscal period.

                          "Effective Date of Plan" means the Effective Date as
defined in the Plan.

                          "Environmental Indemnity" means an environmental
indemnity executed by Borrower in favor of Foothill, the form and substance of which shall be reasonably satisfactory to Foothill.

                          "Environmental Law" means all present and future
laws, regulations, statutes, common law, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items of any federal, state or local government, instrumentality or body, as the same may be amended, modified or supplemented from time to time related to Hazardous Materials.

                          "Equipment" means all of Borrower's present and
hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, and any interest of Borrower in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located.

                          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended from time to time, or any predecessor, successor, or superseding laws of the United States of America, together with all regulations promulgated thereunder.

                          "ERISA Affiliate" means any trade or business
(whether or not incorporated) which, within the meaning of Section 414 of the IRC, is: (i) under common control with Borrower; (ii) treated, together with Borrower, as a single employer; (iii) treated as a member of an affiliated service group of which Borrower is also treated as a member; or (iv) is otherwise aggregated with the Borrower for purposes of the employee benefits requirements listed in IRC Section 414(m)(4).

                          "ERISA Event" shall mean any one or more of the
following: (i) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (ii) a Prohibited Transaction with respect to any Benefit Plan; (iii) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan; (iv) the complete or partial withdrawal of Borrower or an ERISA Affiliate from a Qualified Plan during a plan year in which it was, or was treated as, a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (v) a failure to make full payment when due of all amounts which, under the provisions of any Benefit Plan or applicable law, Borrower or any ERISA Affiliate is required to make; (vi) the filing of a notice of intent to terminate, or the treatment of a plan amendment as a termination, under Sections 4041 or 4041A of ERISA; (vii) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (viii) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under
Section 4007 of ERISA, upon Borrower or any ERISA Affiliate; and (ix) a violation of the applicable requirements of Sections 404 or 405 of ERISA, or the exclusive benefit rule under Section 403(c) of ERISA, by any fiduciary or disqualified person with respect to any Benefit Plan for which Borrower or any ERISA Affiliate may be directly or indirectly liable.

                          "Event of Default" has the meaning set forth in
Section 8.

                          "FEIN" means Federal Employer Identification Number.

                          "Florin-Perkins Bond Claims" means all such claims
listed in the Plan.

                          "Foothill" has the meaning set forth in the preamble
to this Agreement.

                          "Foothill Expenses" means all reasonable: costs or
expenses (including taxes, photocopying, notarization, telecommunication and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or advanced by Foothill pursuant to the provisions of the Loan Documents including property taxes or insurance paid by Foothill with respect to the Collateral; documentation, filing, recording, publication, appraisal (including periodic Collateral appraisals), real estate survey, environmental audit and search fees assessed, paid, or incurred by Foothill in connection with Foothill's transactions with Borrower; costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Foothill resulting from the dishonor of checks; costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by Foothill in examining Borrower's Books; costs and expenses paid or incurred by Foothill in connection with third party claims or any other suit that Foothill is entitled to be reimbursed for in accordance with the Loan Documents; costs and expenses paid or incurred by Foothill in enforcing or defending the Loan Documents; and Foothill's reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or any guarantor of the Obligations), defending, or concerning the Loan Documents, irrespective of whether suit is brought.

                          "GAAP" means generally accepted accounting principles
as in effect from time to time in the United States, consistently applied.

                          "General Intangibles" means all of Borrower's present
and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods and Accounts.

                          "Hazardous Materials" means:

                          (a)     those substances as defined as "hazardous
substances," "hazardous materials," "toxic substances," or "solid waste" in the Comprehensive

Environmental Response, Compensation and Liability Act, Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. ("RCRA"), or the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., and in the regulations promulgated pursuant thereto;

                          (b)     those substances designated as a "hazardous
substance" under or pursuant to the Federal Water Pollution Control Act, 33 U.S.C. Section 1257 et seq., or defined as a "hazardous waste" under or pursuant to RCRA and in the regulations promulgated pursuant thereto;

                          (c)     those substances listed in the United States
Department of Transportation Table (40 CFR 172.101 and amendments there to) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); and

                          (d)     such other substances, materials and wastes
which are regulated under any act, or which are classified as hazardous or toxic under any Environmental Law.

                          "Holiday" means Holiday Inns, Inc. and Holiday Inns
Franchising, Inc.

                          "Indebtedness" shall mean: (a) all obligations of
Borrower for borrowed money; (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, letter of credit guaranties, bankers acceptances, interest rate swaps, controlled disbursement accounts, or other financial products; (c) all obligations under capital leases; (d) all obligations or liabilities of others secured by a lien or security interest on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed; and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

                          "Indemnified Persons" means Foothill and its parents,
subsidiaries and affiliates, attorneys and each of their officers, directors, agents, employees, trustees, receivers, executors and administrators, and the heirs, successors and assigns of all of the foregoing. The foregoing to the contrary notwithstanding, purchasers of all or any portion of the Real Property at a foreclosure sale or through a private sale following a foreclosure or transfer of all or a portion of the Real Property to Foothill shall not be Indemnified Persons; it being the intent of the parties that the term "Indemnified Persons" shall include only those Persons (including their parents, subsidiaries, affiliates, attorneys, officers, directors, agents, employees, trustees, receivers, executors, administrators, successors, and assigns in connection with such capacity) acting in the capacity of Borrower's lender and not successor owners of the Real Property other than Foothill (or an affiliate of Foothill) that acquires the same after foreclosure or acceptance of a deed-in-lieu of foreclosure.

                          "Insolvency Proceeding" means any proceeding
commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

                          "Insurance Policy" means any and all policies of
insurance which Borrower obtains, or is required to obtain, on the Collateral and shall include, but not be limited to, the policies described in Section 6.6 hereof.

                          "Interest Deferral Notes" means the promissory notes
to be delivered by Borrower to each Noteholder pursuant to the Note Agreement.

                          "Interest Expense" means, for each fiscal period,
Borrower's cash interest expense due during such period on Indebtedness of Borrower that should be reported on Borrower's financial statements prepared in accordance with GAAP.

                          "IRC" means the Internal Revenue Code of 1986, as
amended, and the regulations thereunder.

                          "Loan" has the meaning set forth in Section 2.1
hereof.

                          "Loan Documents" means this Agreement, the
Environmental Indemnity, the Subordination Agreement, the Mortgages, any other note or notes executed by Borrower and payable to Foothill, and any other agreement entered into in connection with this Agreement.

                          "Lockbox Account" shall mean the depositary account
established pursuant to the Lockbox Account Agreement.

                          "Lockbox Account Agreement" means a Lockbox Account
Agreement, in form and substance satisfactory to Foothill, among Borrower, Foothill, and the Lockbox Account Bank.

                          "Lockbox Account Bank" means the depositary
institution at which Borrower's operating accounts are maintained.

                          "Losses" shall mean any and all losses, liabilities
contingent liabilities, damages, obligations, claims, contingent claims, actions, suits, proceedings, disbursements, penalties, costs and expenses (including reasonable attorneys fees and costs and all other professional or consultants fees and expenses), whether or not an action or proceeding is commenced or threatened, incurred by Foothill and arising out of or relating to Borrower's ownership of the Real Property or Borrower's performance or non-performance of its obligations under the Loan Documents.

                          "Material Adverse Effect" means (a) a material
adverse effect on (i) the business, assets, operations, prospects, or financial or other condition of Borrower, on a consolidated basis; (ii) the ability of Borrower to pay or perform the Obligations; (iii) the Collateral or Foothill's liens or security interests on the Collateral or the priority of any such liens or security interests; or (iv) Foothill's rights and remedies under this Agreement and the other Loan Documents, or (b) the incurrence by Borrower of any liability, contingent or liquidated, that has an actual or estimated incurrence of liability, or dollar exposure or loss, greater than $1,000,000 to Borrower, on a consolidated basis, which loss or liability would not be reflected as a liability on Borrower's financial statement.

                          "Material Lease" means any lease which represents
more than twenty percent (20%) of the net rentable square footage of any parcel of Real Property.

                          "Maximum Amount" means Ten Million Dollars
($10,000,000); provided, however, that the Maximum Amount automatically shall be reduced or increased, as applicable, in accordance with Section 2.1(d) hereof; provided further, however, that the Maximum Amount automatically shall be reduced in accordance with Section 2.1(e) hereof.

                          "Mortgages" means one or more mortgages, deeds of
trust, or deeds to secure debt, executed by Borrower in favor of Foothill, the form and substance of which shall be reasonably satisfactory to Foothill, that encumber the Real Property and the related improvements thereto.

                          "Multiemployer Plan" shall mean a multiemployer plan
as defined in Sections 3(37) or 4001(a) (3) of ERISA or Section 414 of the IRC in which employees of Borrower or an ERISA Affiliate participate or to which Borrower or any ERISA Affiliate contribute or are required to contribute.

                          "New CET Preferred Stock" means the New CET Preferred
Stock defined in and issued pursuant to the Plan.

                          "New CET Unsecured Notes" means the New CET Unsecured
Notes defined in the Plan.

                          "New Kroeger Note" means the New Kroeger Note as
defined in the Plan.

                          "NOI" means, with respect to a particular parcel of
the Real Property, the positive number by which the sum of all revenues generated by such Real Property exceeds the sum of all operating expenses (exclusive of debt service and general and administrative expenses) relative to such Real Property.

                          "Note Agreement" means that certain Second Amended
and Restated Note Agreement, dated as of September 27, 1994, by and among Borrower and each of the Noteholders.

                          "Noteholders" means Pacific Mutual Life Insurance
Company, The Prudential Insurance Company of America, Pruco Life Insurance Company, ORIX USA Corporation, TCW Special Credits Fund IV, TCW Special Credits Plus Fund, TCW Special Credits Trust IV, TCW Special Credits Trust IVA, and Weyerhaeuser Company Master Retirement Trust.

                          "Obligations" means all loans, advances, debts,
principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), premiums, liabilities (including all amounts charged to Borrower's loan account pursuant to any agreement authorizing Foothill to charge Borrower's loan account), obligations, fees (including the Early Termination Premium), lease payments, guaranties, covenants, and duties owing by Borrower to Foothill of any kind and description (pursuant to or evidenced by the Loan Documents), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Foothill Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or equity.

                          "Overadvance" has the meaning set forth in Section
2.1(a).

                          "PBGC" means the Pension Benefit Guaranty Corporation
as defined in Title IV of ERISA, or any successor thereto.

                          "Permitted Disposition" means the sale, mortgage
financing, or other disposition of one or more of the parcels composing the Real Property so long as, in connection therewith, each of the conditions set forth in Section 4.4 hereof are satisfied in full.

                          "Permitted Liens" means: (a) liens and security
interests held by Foothill; (b) subject to the terms and conditions of the Subordination Agreement, the liens and security interests of the Collateral Agent for the benefit of the Noteholders; (c) liens for unpaid taxes that are not yet due and payable; (d) liens extant on the Closing Date securing the Allowed Secured Real Property Tax Claims; (e) liens extant on the Closing Date securing the Allowed Mechanic's Lien Claims; (f) easements, rights of way, reservations, covenants, conditions, restrictions, zoning variances, and other similar encumbrances that do not materially interfere with the use or value of the property subject thereto; (g) obligations and duties as lessee under any lease existing on the date of this Agreement; and (h) exceptions listed in the title insurance or commitment therefor delivered by Borrower hereunder in respect of the Real Property that on or before the Closing Date are found to be acceptable by Foothill and its counsel in the exercise of their reasonable discretion.

                          "Person" means and includes natural persons,
corporations, limited partnerships, general partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

                          "Personal Property Collateral" means all of the
Collateral other than the Real Property.

                          "Plan" means Borrower's Third Amended Plan of
Reorganization, as modified, that was approved by the Bankruptcy Court pursuant to the Confirmation Order.

                          "Principal Notes" means the promissory notes to be
delivered by Borrower to each Noteholder pursuant to the Note Agreement.

                          "Prohibited Transaction" means any transaction
described in Section 406 of ERISA which is not exempt by reason of Section 408 of ERISA, and any transaction described in Section 4975(c) of the IRC which is not exempt by reason of Section 4975(d) of the IRC.

                          "Real Property" means the parcel or parcels of real
property, and the related improvements, fixtures, and personal property, identified on Schedule R-1.

                          "Redding Hotel Improvement Loan"  means the Redding
Hotel Improvement Loan under as defined in the Plan.

                          "Reference Rate" means the highest of the variable
rates of interest, per annum, most recently announced by (a) Bank of America, N.T. & S.A., (b) Mellon Bank, N.A., and (c) Citibank, N.A., or any successor to any of the foregoing institutions, as its "prime rate" or "reference rate," as the case may be, irrespective of whether such announced rate is the best rate available from such financial institution.

                          "Related Accounts" means all of Borrower's present or
future Accounts relating to, or arising out of, Borrower's ownership, management, or operation of the Real Property or any business conducted thereon.

                          "Related Equipment" means all of Borrower's present
or future Equipment relating to, or arising out of, Borrower's ownership, management, or operation of the Real Property or any business conducted thereon.

                          "Related General Intangibles" means all of Borrower's
present or future General Intangibles relating to, or arising out of, Borrower's ownership, management, or operation of the Real Property or any business conducted thereon.

                          "Related Rents" means all of Borrower's present or
future rents, issues, profits, royalties, and other income derived from any lease, sublease, franchise agreement, license, or concession or other agreement affecting all or any portion of the Real Property or any business conducted thereon.

                          "Release Amount" means the amount set forth on
Schedule R-1 as the amount that must be paid to Foothill in order for Foothill to release its liens and security interests therein.

                          "Remediate" and "Remediation" means the investigation
of the environmental condition of the Real Property, the preparation of any feasibility studies, reports, or remedial plans, and the performance of any cleanup, abatement, removal, remediation, containment, operation, maintenance, monitoring, or restoration work relating to the presence or suspected presence of Hazardous Materials on or under the Real Property in violation of Environmental Laws, whether on or off of the Real Property.

                          "Reportable Event" shall mean any event described in
Section 4043 (other than Subsections (b) (7) and (b) (9)) of ERISA.

                          "Qualified Plan" means a pension plan (as defined in
Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the IRC which Borrower or any ERISA Affiliate sponsors, maintains, or to which any such person makes, is making, or is obligated to make, contributions, or, in the case of a multiple-employer plan (as described in Section 4064(a) of ERISA), has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

                          "Senior Mortgages" means the Senior Mortgages as
defined in the Plan.

                          "Six Properties" means the following parcels of Real
Property:  (a) 16th & K Street, (b) Milpitas, (c) Towne Center, (d) Holiday Inn
- - Chico, (e) Holiday Inn - Sacramento, and (f) Holiday Inn - Walnut Creek.

                          "Solvent" means, with respect to any Person on a
particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and
(e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

                          "Subordination Agreement" means that certain
Subordination Agreement, dated on or before the Closing Date, between Foothill and Collateral Agent, the form and substance of which shall be reasonably satisfactory to Foothill.

                          "Tangible Net Worth" means, as of the date any
determination thereof is to be made, the difference of (a) Borrower's total stockholder's equity, minus (b) (i) all intangible assets of Borrower, (ii) all of Borrower's prepaid expenses, and (iii) all amounts due to Borrower from Affiliates, calculated on a unconsolidated basis, as determined in accordance with GAAP.

                          "Unfunded Benefit Liability" means the excess of a
Benefit Plan's benefit liabilities (as defined in Section 4001(a) (16) of ERISA) over the current value of such Benefit Plan's assets, determined in accordance with the assumptions used by the Benefit Plan's actuaries for funding the Benefit Plan pursuant to Section 412 of the IRC for the applicable plan year.

                          "Voidable Transfer" has the meaning set forth in
Section 15.8.

                          "Working Capital" means the result of subtracting
Consolidated Current Liabilities from Consolidated Current Assets.

                          1.2     ACCOUNTING TERMS.  All accounting terms not
specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include any notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

                          1.3     CODE.  Any terms used in this Agreement that
are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

                          1.4     CONSTRUCTION.  Unless the context of this
Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

                          1.5     SCHEDULES AND EXHIBITS.  All of the schedules
and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

                 2.       LOAN AND TERMS OF PAYMENT.

                          2.1     ADVANCES.

                                  (a)      Subject to the terms and conditions
of this Agreement, Foothill agrees to make advances to Borrower (the "Loan") in an aggregate amount outstanding at any one time equal to the Maximum Amount. If, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to this Section 2.1 is greater than the Maximum Amount, as such amount may be reduced as a result of a Permitted Disposition or otherwise (an "Overadvance"), Borrower immediately shall pay to Foothill, in cash, the amount of such excess.

                                  (b)      Anything to the contrary in
subsection (a) above notwithstanding, Foothill may create reasonable reserves against the Maximum Amount without declaring an Event of Default if it determines, in its reasonable discretion, that there is a material impairment of the prospect of repayment of all or any portion of the Obligations or a material impairment of the value or priority of Foothill's security interests in the Collateral. Borrower and Foothill understand and agree that any such reserve amount shall not be considered a disbursement bearing interest hereunder, but rather simply shall be an amount that is not available for borrowing by Borrower.

                                  (c)      Foothill is authorized to make
advances under this Agreement based upon written instructions received from an Authorized Officer of Borrower or, without instructions, if pursuant to Section 2.2(d). Provided Borrower satisfies all conditions precedent in Section 3.1 or 3.2, as the case may require, Foothill shall advance funds to Borrower on a reasonably prompt basis. Borrower and Foothill agree that there shall be no minimum amount required of any advance requested by Borrower pursuant to the terms and conditions of this Agreement; provided, however, Borrower shall not make more than one (1) request for an advance per day. Borrower agrees to establish and maintain a single designated deposit account for the purpose of receiving the proceeds of the advances requested by Borrower and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrower, any advance requested by Borrower and made by Foothill hereunder shall be made to such designated deposit account. Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

                                  (d)      Anything to the contrary in this
Agreement notwithstanding, in the event that, at any time and from time to time, the NOI for the preceding twelve (12) months ("Comparison NOI") for all of the parcels then composing the Real Property taken as a whole does not exceed seventy percent (70%) of the Base NOI, then the then current Maximum Amount automatically shall be reduced to the following percentage of the Maximum Amount:

         Actual Percentage of Base NOI     Percentage of Maximum Amount
         -----------------------------     ----------------------------


         70% or less, but greater
         than 69%                                           96%

         69% or less, but greater
         than 68%                                           92%

         68% or less, but greater
         than 67%                                           88%

         67% or less, but greater
         than 66%                                           84%

         66% or less, but greater
         than 65%                                           80%

         65% or less, but greater
         than 64%                                           76%

         64% or less, but greater
         than 63%                                           72%

         63% or less, but greater
         than 62%                                           68%

         62% or less, but greater
         than 61%                                           64%

         61% or less, but greater
         than 60%                                           60%

         60% or less, but greater
         than 59%                                           56%

         59% or less, but greater
         than 58%                                           52%

         58% or less, but greater
         than 57%                                           48%

         57% or less, but greater
         than 56%                                           44%

         56% or less, but greater
         than 55%                                           40%

         55% or less, but greater
         than 54%                                           36%

         54% or less, but greater
         than 53%                                           32%

         53% or less, but greater
         than 52%                                           28%

         52% or less, but greater
         than 51%                                           24%

         51% or less, but greater
         than 50%                                           20%

         50% or less                                      --0--

For purposes of the foregoing, upon the consummation of a Permitted Disposition, the Base NOI and the Comparison NOI each shall be recalculated to eliminate permanently the effects of the Real Property that was the subject of such Permitted Disposition. If, at any time after a reduction of the Maximum Amount as a result of the provisions of this Section 2.1(d), the Comparison NOI again exceeds seventy percent (70%) of the Base NOI, in each case as they may be adjusted, Foothill may elect, in its sole and unrestricted discretion, to increase the Maximum Amount to an amount up to the amount which the Maximum Amount would equal were it not for reductions made pursuant to this Section 2.1(d), but subject to the reductions in the Maximum Amount made pursuant to
Section 2.1(e).

                                  (e) Immediately upon the consummation of each
Permitted Disposition, the then current Maximum Amount automatically shall be reduced permanently by an amount equal to eighty percent (80%) of the Release Amount applicable to the Real Property that is the subject of such Permitted Disposition; provided, however, that in the case of a Permitted Disposition of one of the Six Properties, if Borrower has given Foothill thirty (30) days prior written notice thereof and if Foothill does not agree to reduce the foregoing percentage to fifty-five percent (55%) of the Release Amount applicable to the Real Property that is the subject of such Permitted Disposition on or before the date of the consummation thereof, then, for a period of one hundred and twenty (120) days following such consummation, Borrower shall have the option to terminate this Agreement by paying to Foothill, in cash, the Obligations, without any penalty or premium (including the Early Termination Premium).

                          2.2     INTEREST:  RATES, PAYMENTS, AND CALCULATIONS.

                                  (a)      Interest Rate.  The Obligations
shall bear interest, on the average Daily Balance, at a rate of two and one-quarter (2-1/4) percentage points above the Reference Rate.

                                  (b)      Default Rate.  The Obligations shall
bear interest, from and after the occurrence and during the continuance of an Event of Default at a rate equal to four and three-quarters (4-3/4) percentage points above the Reference Rate.

                                  (c)      Minimum Interest.  In no event shall
the rate of interest chargeable hereunder be less than eight and one-half percent (8-1/2%) per annum, nor shall the annual interest charged be less than One Hundred Thousand Dollars ($100,000.00). To the extent that interest accrued hereunder at the rate set forth herein (including the minimum interest rate) would yield less than the foregoing minimum amount, the interest rate chargeable hereunder for the period in question automatically shall be deemed increased to that rate that would result in the minimum amount of interest being accrued and payable hereunder.

                                  (d)      Payments.  Interest hereunder shall
be due and payable, in arrears, on the first day of each month during the term hereof. Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge such interest, all Foothill Expenses (as and when incurred), and all installments or other payments due under this Agreement or any note or other Loan Document to Borrower's loan account, which amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

                                  (e)      Computation.  The Reference Rate as
of the date of this Agreement is seven and three quarters percent (7.75%) per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

                                  (f)      Intent to Limit Charges to Maximum
Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Foothill, in executing this Agreement, intend to legally agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

                 2.3 CREDITING PAYMENTS. The receipt of any wire transfer of funds, check, or other item of payment by Foothill (whether from transfers to Foothill by Borrower, from the Lockbox Bank pursuant to the Lockbox Agreement, or otherwise) immediately shall be applied to provisionally reduce the Obligations, but shall not be considered a payment on account unless such wire transfer is of immediately available federal funds and is made to the appropriate deposit account of Foothill or unless and until such check or other item of payment is honored when presented for payment. Anything to the contrary contained herein notwithstanding, any wire transfer, check, or other item of payment shall be deemed received by Foothill only if it is received into Foothill's operating account (as such account is identified by Foothill to Borrower) on or before 11:00 a.m. Los Angeles time. If any wire transfer, check, or other item of payment is received into Foothill's operating account (as such account is identified by Foothill to Borrower) after 11:00 a.m. Los Angeles time it shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day. Any advance requested by Borrower and made by Foothill hereunder shall not begin to accrue interest unless and until the date on which Foothill has transferred immediately available funds to the designated deposit account of Borrower.

                          2.4     STATEMENTS OF OBLIGATIONS.  Foothill shall
render statements to Borrower of the Obligations, including principal, interest, fees, and including an itemization of all charges and expenses constituting Foothill Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within sixty (60) days after receipt thereof by Borrower, Borrower shall deliver to Foothill by registered or certified mail at its address specified in Section 12, written objection thereto describing the error or errors contained in any such statements.

                          2.5     FEES.  Borrower shall pay to Foothill the
following fees:

                                  (a)      Closing Fee.  A one time closing fee
of Fifty Thousand Dollars ($50,000), which is earned, in full, and is due and payable by Borrower to Foothill on the Closing Date;

                                  (b)      Unused Line Fee.  On the first day
of each month during the term of this Agreement, a fee in an amount equal to three-eighths of one percent (0.375%) per annum times the Average Unused Portion of the Maximum Amount, such fee to first begin accruing on the Closing Date; and

                                  (c)      Financial Examination,
Documentation, and Appraisal Fees. Foothill's fee of Six Hundred Fifty Dollars ($650) per day per examiner, plus out-of-pocket expenses for each financial analysis and examination of Borrower performed by Foothill or its agents; Foothill's appraisal fee of One Thousand Dollars ($1,000) per day per appraiser, plus out-of- pocket expenses for each appraisal of the Collateral performed by Foothill or its agents, subject to the terms and conditions of
Section 4.7; and

                                  (d)      Servicing Fee.  On the first day of
each month during the term of this Agreement, and thereafter so long as any Obligations are outstanding, a servicing fee in an amount equal to Four Thousand Dollars ($4,000) per month.

                 3.       CONDITIONS; TERM OF AGREEMENT.

                          3.1     CONDITIONS PRECEDENT TO INITIAL ADVANCE.  The
obligation of Foothill to make the initial advance under the Loan is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing Date:

                                  (a)      The Closing Date shall occur on or
before October 28, 1994;

                                  (b)      The occurrence of the Effective Date
of Plan on or before the Closing Date and in any event no later than October 7, 1994;

                                  (c)      Foothill shall have received
confirmation of the filing of its financing statements and fixture filings;

                                  (d)      Foothill shall have received each of
the following documents, duly executed, and each such document shall be in full force and effect:

                                  (i) the Environmental Indemnity;

                                  (ii) the Mortgages; and

                                  (iii) the Subordination Agreement;

                                  (e)      Foothill shall have received a
certificate from the Secretary of Borrower attesting to the resolutions of Borrower's Board of Trustees authorizing its execution and delivery of all of the documents evidencing the execution and delivery of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute same;

                                  (f)      Foothill shall have received copies
of the Declaration of Trust, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

                                  (g)      Foothill shall have received the
certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.6 hereof, the form and substance of which shall be reasonably satisfactory to Foothill;

      (h) Each of the Mortgages shall have been recorded in the appropriate county recording office;

                                  (i)      Foothill shall have received ALTA
1970 Form Lenders Policies of Title Insurance in form and content acceptable to Foothill, in its reasonable discretion, with respect to all of the Real Property;

                                  (j)      Foothill shall have received an
opinion of Borrower's counsel in form and substance satisfactory to Foothill in its reasonable discretion;

                                  (k)      Foothill shall have received
environmental reports with respect to each parcel of the Real Property; the environmental consultants retained for such reports, the scope of the reports, and the results of the reports shall be satisfactory to Foothill, in its reasonable discretion; and

                                  (l)      all other documents and legal
matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded and shall be in form and substance reasonably satisfactory to Foothill and its counsel.

                          3.2     CONDITIONS PRECEDENT TO ALL ADVANCES.  The
following shall be conditions precedent to all advances under the Loan:

                                  (a)      the representations and warranties
contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such advance as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

                                  (b)      no Event of Default or event which,
with the giving of notice or passage of time and nothing else, would constitute an Event of Default shall have occurred and be continuing on the date of such advance, nor shall either result from the making thereof; and

                                  (c)      no injunction, writ, restraining
order, or other order of any nature prohibiting, directly or indirectly, the making of such advance shall have been issued and remain in force by any governmental authority against Borrower, Foothill, or any of their Affiliates.

                          3.3     TERM.  This Agreement shall become effective
upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term, unless earlier terminated pursuant to the terms hereof, ending on the date that is three (3) years from the Effective Date of Plan, at which such time all Obligations should be due and payable.

                          3.4     EFFECT OF TERMINATION.  On the date of
termination, all Obligations immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Foothill's continuing security interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and Foothill's obligation to provide advances hereunder is terminated.

                          3.5     EARLY TERMINATION BY BORROWER.  Borrower has
the option, at any time upon thirty (30) days prior written notice to Foothill, to terminate this

Agreement by paying to Foothill, in cash, the Obligations. If Borrower elects to terminate this Agreement prior to its scheduled maturity date, Borrower shall pay Foothill, in cash, in addition to the Obligations a premium ("Early Termination Premium") in an amount equal to the greater of: (a) the total amount of interest paid by Borrower to Foothill hereunder during the prior six
(6) months (including a prorated portion of the minimum annual interest charge), and (b) Two Hundred Fifty Thousand Dollars ($250,000). The provisions of this Section 3.5 to the contrary notwithstanding, (a) in the event that Foothill creates a reserve against the Maximum Amount pursuant to Section 2.1(b), then for a period of ninety (90) days after such reserve is first imposed or until the removal thereof by Foothill, whichever first occurs, Borrower shall be entitled to prepay the Obligations in cash and terminate this Agreement, in which event the Early Termination Premium shall not be payable, and (b) in the event that Borrower seeks and obtains a commitment from another financial institution to refinance the Obligations hereunder, and if Foothill participates as a lender in such financing, the Early Termination Premium shall not be payable.

                          3.6     TERMINATION UPON EVENT OF DEFAULT.  If
Foothill terminates this Agreement upon the occurrence of an Event of Default, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Foothill's lost profits as a result thereof, Borrower shall pay to Foothill upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium. The Early Termination Premium shall be presumed to be the amount of damages sustained by Foothill as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Premium shall be deemed included in the Obligations.

                 4.       CREATION OF SECURITY INTEREST.

                          4.1     GRANT OF SECURITY INTEREST.  Borrower hereby
grants to Foothill a continuing security interest in all currently existing and hereafter acquired or arising Personal Property Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Foothill's security interests in the Personal Property Collateral shall attach to all Collateral without further act on the part of Foothill or Borrower.

                          4.2     NEGOTIABLE COLLATERAL.  In the event that any
Collateral, including proceeds, is evidenced by or consists of an instrument or other negotiable collateral, Borrower shall, immediately upon the request of Foothill, endorse and assign such negotiable collateral to Foothill and deliver physical possession of such negotiable Collateral to Foothill.

                          4.3     COLLECTION OF RENTS, ISSUES, PROFITS,
ACCOUNTS, GENERAL INTANGIBLES, AND NEGOTIABLE COLLATERAL. On and after the occurrence of, and during the continuation of, an Event of Default, Foothill, Borrower, and the Lockbox Bank shall, at Foothill's election, which election must be made during the continuation of an Event of Default and in a writing sent by Foothill to Borrower, enter into the Lockbox Agreement, in form and substance reasonably satisfactory to Foothill, pursuant to which all of Borrower's cash receipts, checks, and other items of payment relating to the Collateral (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) will be forwarded to Foothill on a daily basis. On and after such an election by Foothill, Borrower agrees that it will hold in trust for Foothill, as Foothill's trustee, any cash receipts, checks, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) that it receives and immediately will deliver said cash receipts, checks, and other items of payment to the Lockbox Bank for deposit to the Lockbox Account in their original form as received by Borrower.

                          4.4     RELEASE OF PORTIONS OF THE REAL PROPERTY.  So
long as no Event of Default has occurred and is continuing, so long as no Event of Default would occur as a result thereof, and subject to the satisfaction of each of the following conditions, Foothill shall, from time to time, upon twenty (20) Business Days prior written request therefor, deliver to an escrow or title company, a partial reconveyance or release of its lien upon a parcel composing the Real Property:

                                  (i)      Foothill shall have received or
         shall receive, concurrent with the delivery of such release or reconveyance, the Release Amount for the subject parcel of the Real Property;

                                  (ii)     the proposed release or reconveyance
         is of one of the fourteen (14) legal parcels set forth on Schedule R-1 attached hereto and not a subdivision thereof;

                                  (iii)    prior to the transfer date, Borrower
         shall have delivered an irrevocable instruction to the escrow or title company directing that they are only authorized to record the release or the reconveyance upon payment of the applicable Release Amount to Foothill; and

                                  (iv)     prior to or on the transfer date,
         Beneficiary shall reimburse Foothill for the reasonable cost of preparing, reviewing, and delivering the releases or reconveyances.

                 Neither the acceptance of any payment nor the issuance of any partial reconveyance by Foothill shall affect Borrower's liability to pay all amounts owing under this Agreement or the lien of any Mortgage on the remainder of the Real Property not reconveyed. Upon written request of Foothill and surrender of any Mortgage to the applicable trustee for cancellation or endorsement, and upon payment of its fees and charges, said trustee shall reconvey, without warranty, all or any part of the Real Property then subject to the applicable Mortgage. Any reconveyance, whether full or partial, may be made in terms to "the person or persons legally entitled thereto," and the recitals in such reconveyance of any matters or facts shall be conclusive proof of the truthfulness thereof.

                          4.5     DELIVERY OF ADDITIONAL DOCUMENTATION
REQUIRED. At any time upon the request of Foothill, Borrower shall execute and deliver to Foothill all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, mortgages, deeds of trust, pledges, assignments, endorsements, affidavits, reports, notices, letters of authority, and all other documents that Foothill may reasonably request, in form satisfactory to Foothill, to perfect and continue perfected Foothill's security interests in the Collateral and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents.

                          4.6     POWER OF ATTORNEY.  Borrower hereby
irrevocably makes, constitutes, and appoints Foothill (and any of Foothill's officers, employees, or agents designated by Foothill) as Borrower's true and lawful attorney, with power to: (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.5, sign the name of Borrower on any of the documents described in Section 4.5; (b) at any time that an Event of Default has occurred and is continuing, sign Borrower's name on any invoice or bill relating to any Related Account or Related Rents, drafts against account debtors with respect to Related Accounts or Related Rents, schedules and assignments of Related Accounts or Related Rents, verifications of Related Accounts or Related Rents, and notices to account debtors with respect to Related Accounts or Related Rents; (c) send requests for verification of Related Accounts or Related Rents; (d) at any time that an Event of Default has occurred and is continuing or that the Lockbox Agreement is in effect, endorse Borrower's name on any checks, notices, acceptances, money orders, drafts, or other item of payment or security that may come into Foothill's possession; (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower's policies of insurance respecting the Collateral and make all determinations and decisions with respect to such policies of insurance; and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Related Accounts directly with the account debtors thereof, for amounts and upon terms which Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases which Foothill determines to be necessary. The appointment of Foothill as Borrower's attorney, and each and every one of Foothill's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Foothill's obligation to extend credit hereunder is terminated.

                          4.7     RIGHT TO INSPECT.  Foothill (through any of
its officers, employees, or agents) shall have the right, from time to time hereafter to inspect

Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral; provided, however, that Foothill (i) may conduct no more than one financial examination per quarter and one Collateral appraisal per annum, unless either (a) an Event of Default has occurred and is continuing, or (b) the NOI for the preceding twelve (12) months with respect to a parcel of the Real Property is less than seventy percent (70%) of the Base NOI applicable to such parcel of Real Property, in which case Foothill may conduct as many financial examinations or Collateral appraisals as it reasonably deems necessary; and (ii) exercises its rights to perform or cause to be performed such inspections, checks, tests and appraisals in a manner so as not to interfere unreasonably with Borrower's operations conducted on the Real Property.

                 5.       REPRESENTATIONS AND WARRANTIES.

                          In order to induce Foothill to enter into this
Agreement, Borrower makes the following representations and warranties, which shall be true, correct, and complete in all material respects as of the Closing Date and at and as of the date of each advance under the Loan, as though made on and as of the date of such advance under the Loan (except to the extent that such representations and warranties expressly relate solely to an earlier date), such representations and warranties to survive the execution and delivery of this Agreement:

                          5.1     STATUS.  Borrower (a) is duly organized and
validly formed as a real estate investment trust under California law, formed pursuant to the Declaration of Trust, and has not been dissolved, revoked, or terminated, and no action has been taken to dissolve, revoke, or terminate Borrower, (b) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted, where failure to have such power, authority, licenses, and permits might have a Material Adverse Effect, and (c) has been duly qualified and is authorized to do business in each jurisdiction, if any, where failure to qualify might have a Material Adverse Effect.

                          5.2     NO PRIOR ENCUMBRANCES.  Borrower has good and
indefeasible title to the Collateral, free and clear of liens, claims, security interests, or encumbrances, except for Permitted Liens.

                          5.3     COMPLIANCE WITH LAWS.  To the best of
Borrower's knowledge, after due inquiry, all state and federal laws have been complied with in conjunction with Borrower's ownership or operation of the Collateral, the non-compliance with which would have a material adverse effect upon the value of the Collateral.

                          5.4     AUTHORITY TO ASSIGN.  Borrower has such title
to the Real Property as it acquired and full right and authority to pledge, assign, and encumber the same.

                          5.5     LOCATION OF CHIEF EXECUTIVE OFFICE; FEIN.
The chief executive offices of Borrower is located at the address indicated in the preamble to this Agreement and its FEIN number is 94-2255677.

                          5.6     DUE AUTHORIZATION; NO CONFLICT.  The
execution, delivery, and performance of the Loan Documents are within Borrower's trust powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Declaration of Trust, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which its properties or assets may be bound.

                          5.7     LITIGATION.  There are no actions or
proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower or any guarantor of the Obligations, except for ongoing collection matters in which Borrower is the plaintiff and matters arising after the date hereof that, if decided adversely to Borrower, would not materially impair the prospect of repayment of the Obligations or materially impair the value or priority of Foothill's security interests in the Collateral.

                          5.8     NO MATERIAL ADVERSE CHANGE IN FINANCIAL
CONDITION. All financial statements relating to Borrower or any guarantor of the Obligations that have been delivered by Borrower to Foothill have been prepared in accordance with GAAP and fairly present Borrower's financial condition as of the date thereof and Borrower's results of operations for the period then ended. There has not been a material adverse change in the financial condition of Borrower since the date of the latest financial statements submitted to Foothill on or before the Closing Date.

                          5.9     SOLVENCY.  Borrower is Solvent.  No transfer
of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

                          5.10    EMPLOYEE BENEFITS.  Each Benefit Plan is in
compliance in all material respects with the applicable provisions of ERISA and the IRC. Each Qualified Plan and Multiemployer Plan has been determined by the Internal Revenue Service to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under
Section 501 of the IRC, and, to the best knowledge of Borrower, nothing has occurred that would cause the loss of such qualification or tax-exempt status. There are no outstanding liabilities under Title IV of ERISA with respect to any Benefit Plan maintained or sponsored by Borrower or any ERISA Affiliate, nor with respect to any Benefit Plan to which Borrower or any ERISA Affiliate contributes or is obligated to contribute which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. No Benefit Plan subject to Title IV of ERISA has any Unfunded Benefit Liability which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Neither Borrower nor any ERISA Affiliate has transferred any Unfunded Benefit Liability to a person other than Borrower or an ERISA Affiliate or has otherwise engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Neither Borrower nor any ERISA Affiliate has incurred nor reasonably expects to incur (x) any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, or (y) any liability under Title IV of ERISA (other than premiums due but not delinquent under Section 4007 of ERISA) with respect to a Benefit Plan, which could, in either event, reasonably be expected to have a material adverse effect on the financial condition of Borrower. No application for a funding waiver or an extension of any amortization period pursuant to
Section 412 of the IRC has been made with respect to any Benefit Plan. No ERISA Event has occurred or is reasonably expected to occur with respect to any Benefit Plan which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Borrower and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the IRC.

                          5.11    ENVIRONMENTAL CONDITION.

                                  (a)      Borrower has not used Hazardous
Materials at or affecting the Real Property in any manner which violates any Environmental Law governing the use, storage, treatment, transportation, manufacturing, refinement, handling, production, or disposal of Hazardous Materials.

                                  (b)      To the actual knowledge of Borrower,
no prior or current owner, occupant, or operator of the Real Property has used Hazardous Materials at or affecting the Real Property in any manner which violates any Environmental Law governing the use, storage, treatment, transportation, manufacturing, refinement, handling, production, or disposal of Hazardous Materials.

                          5.12    RELIANCE BY FOOTHILL; CUMULATIVE.  Each
warranty and representation contained in this Agreement shall be conclusively presumed to have been relied on by Foothill regardless of any investigation made or information possessed by Foothill. The warranties and representations set forth herein shall be cumulative and in addition to any and all other warranties and representations that Borrower now or hereafter shall give, or cause to be given, to Foothill.

                 6.       AFFIRMATIVE COVENANTS.

                          Borrower covenants and agrees that, so long as any
credit hereunder shall be available and until full and final payment of the Obligations, and unless Foothill shall otherwise consent in writing, Borrower shall do all of the following:

                          6.1     ACCOUNTING SYSTEM.  Borrower shall maintain a
standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, discs, printouts, and records pertaining to the Collateral which contain information as from time to time reasonably may be requested by Foothill.

                          6.2     FINANCIAL STATEMENTS, REPORTS, CERTIFICATES.
Borrower agrees to deliver to Foothill: (a) as soon as available, but in any event within thirty-five (35) days after the end of each month during each of Borrower's fiscal years, a company prepared unconsolidated balance sheet, income statement, and cash flow statement covering Borrower's operations during such period; and (b) as soon as available, but in any event within ninety (90) days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Foothill and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Foothill stating that such accountants do not have knowledge of the existence of any event or condition constituting an Event of Default, or that would, with the passage of time or the giving of notice, constitute an Event of Default, provided that such accountants shall not be liable for the failure to disclose such event or condition to the extent that it would not reasonably be discovered during the course of an audit conducted in accordance with GAAP. Such audited financial statements shall include a balance sheet, profit and loss statement, and cash flow statement, and, if and when prepared, such accountants' letter to management. Borrower shall have issued written instructions to its independent certified public accountants authorizing them to communicate with Foothill and to release to Foothill whatever financial information concerning Borrower that Foothill reasonably may request.

                                  Each month, together with the financial
statements provided for above, Borrower shall deliver to Foothill a certificate signed by its chief financial officer to the effect that: (i) all reports, statements, or computer prepared information of any kind or nature delivered or caused to be delivered to Foothill hereunder have been prepared in accordance with GAAP and fairly present the financial condition of Borrower; (ii) Borrower is in timely compliance with all of its covenants and agreements hereunder;
(iii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and (iv) on the date of delivery of such certificate to Foothill there does not exist any condition or event that constitutes an Event of Default (or, in each case, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).

                                  Upon the occurrence of an Event of Default,
Borrower shall issue written instructions to its independent certified public accountants authorizing them to communicate with Foothill and to release to Foothill whatever financial information concerning Borrower that Foothill may require. Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to Foothill, at Borrower's expense, copies of Borrower's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Foothill any information they may have regarding Borrower's business affairs and financial conditions.

                          6.3     TAX RETURNS.  Borrower agrees to deliver to
Foothill copies of each of Borrower's future federal income tax returns, and any amendments thereto, within thirty (30) days of the filing thereof with the Internal Revenue Service.

                          6.4     COLLATERAL REPORTS.  Borrower shall deliver
to Foothill from time to time hereafter, but not less frequently than monthly,
(a) a rental delinquency report, prepared on a per property basis with respect to the Real Property, (b) a report that details the amount of real property taxes that are currently delinquent, those that are currently due and payable, and those that are to become due and payable within twelve months of the date of the report, such report to be prepared on a per property basis with respect to the Real Property, (c) a report that details those parcels of the Real Property that have been sold by Borrower within the last three months, the net cash proceeds received therefrom, the application of such net cash proceeds, those parcels of Real Property that currently are held for sale, the listing price, and the length of time that such property has been held for sale, (d) a report that details the NOI of each of the parcels of Real Property, and (e) a report that details the vacancy rate of each of the parcels of Real Property. In addition, from time to time hereafter, Borrower shall deliver to Foothill such other and additional information or documentation as Foothill reasonably may request.

                          6.5     TAXES.  Except as otherwise provided by the
Plan, all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property shall be paid in full, before delinquency or before the expiration of any extension period. From and after the Closing Date, Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law (including giving effect to the terms and conditions of the Plan), and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. From and after the Closing Date, Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that Borrower has made such payments or deposits.

                          6.6     INSURANCE.

                                  (a)      Borrower, at its expense, shall keep
the Collateral (exclusive of the Real Property) insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Borrower also shall maintain, in appropriate amounts, business interruption, public liability, product liability, and property damage insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation.

                                  (b)      Borrower will obtain and maintain
(i) insurance of the type necessary to insure the Improvements and Chattels (as such terms are defined in the Mortgages), for the full replacement cost thereof, against any loss by fire, lighting, windstorm, hail, explosion, aircraft, smoke damage, vehicle damage, elevator collision, and other risks from time to time included under "extended coverage" policies, (ii) combined single limit bodily injury and property damages insurance against any loss, liability, or damages on, about or relating to each parcel of Real Property, in an amount of not less than Two Million Dollars ($2,000,000); and (iii) such other risks (other than earthquake and flood as to any property not located in a flood plane) as Foothill reasonably may require. Replacement costs, at Foothill's option, may be redetermined by an insurance appraiser, satisfactory to Foothill, not more frequently than once every twelve months at Borrower's cost.

                                  (c)      All insurance required herein shall
be written by companies of recognized financial standing, reasonably satisfactory to Foothill, which are authorized to do insurance business in the State of California. Such insurance shall be in form satisfactory to Foothill, shall with respect to hazard insurance and such other insurance as Foothill shall specify, name Foothill as the loss payee thereunder, and shall contain a California Form 438BFU (NS) mortgagee endorsement, or its local equivalent. Every policy of insurance referred to in this Section shall contain an agreement by the insurer that it will not cancel such policy except after thirty (30) days prior written notice to Foothill and that any loss payable thereunder shall be payable notwithstanding any act or negligence of Borrower or Foothill that might, absent such agreement, result in a forfeiture of all or a part of such insurance payment and notwithstanding (i) occupancy or use of the Real Property for purposes more hazardous than permitted by the terms of such policy, (ii) any foreclosure or other action or proceeding taken by Foothill pursuant to the

Mortgages upon the happening of an Event of Default, or (iii) any change in title or ownership of the Real Property.

                                  (d)      Original policies or certificates
thereof satisfactory to Foothill evidencing such insurance shall be delivered to Foothill at least thirty (30) days prior to the expiration of the existing or preceding policies. Borrower shall give Foothill prompt notice of any loss covered by such insurance and Foothill shall have the right to adjust any loss. Foothill shall have the right to participate in the adjustment of all loss payable under any such insurance policies without any liability to Borrower whatsoever in respect of such adjustments. Any monies received as payment for any loss under any Insurance Policy including, but not limited to, the insurance policies mentioned above, shall be paid over to Foothill to be applied at the option of Borrower either to the prepayment of the Obligations without premium, in such order and with such effect as Foothill may elect, or shall be disbursed to Borrower under staged payment terms satisfactory to Foothill for application to the cost of repairs, replacements, or restorations in accordance with Section 6.6(f). All restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property to destroyed prior to such damage or destruction. Upon the occurrence of an Event of Default, all prepaid premiums shall be the sole and absolute property of Foothill to be applied by Foothill to the payment of the Obligations in such order or form as Foothill shall determine.

                                  (e)      Borrower shall not take out separate
insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.6, unless Foothill is included thereon as named insured with the loss payable to Foothill under a standard California Form 438BFU (NS) mortgagee endorsement, or its local equivalent. Borrower shall immediately notify Foothill whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and originals of such policies shall immediately thereafter be provided to Foothill.

                                  (f)      If Borrower elects to cause Foothill
to disburse any monies received as payment for any loss under any insurance policy pursuant to Section 6.6(d), Foothill only be obligated to disburse such money for the repair, replacement or restoration of the Real Property which has been damaged, if all of the following conditions are satisfied: (i) no event or condition then exists constituting an Event of Default then exists, or that with the passage of time or the giving of notice (but nothing else) would constitute an Event of Default; (ii) Borrower shall not be in default under any of the terms, covenants and conditions of any Material Lease which Borrower has entered into with respect to the damaged Real Property; (iii) the damage or destruction of the Real Property shall not cause the termination of any Material Lease of the damaged Real Property prior to the anticipated completion date of the repair, replacement or restoration of the Real Property; (iv) Borrower has in force rental continuation and business interruption insurance covering the damaged Real Property for twelve (12) months; (v) Foothill is reasonably satisfied that during the period from the time of damage until the repair, replacement or restoration of such Real Property is completed, the sum of Borrower's NOI plus the proceeds of the rental and business interruption insurance is sufficient to satisfy Borrower's Obligations under all of the Loan Documents as they become due; (vi) Foothill is reasonably satisfied that the insurance proceeds, together with other amounts to be contributed to the repair, replacement, or restoration by Borrower (such amounts to be applied first), shall be sufficient to fully repair, replace or restore the damaged parcel of Real Property; (vii) construction and completion of the repair, replacement or restoration of the Real Property shall be completed in accordance with plans, specifications and drawings submitted to and approved (which approval shall not be unreasonably withheld) by Foothill, which plans, specification and drawings shall not be substantially modified, changed or revised without Foothill's prior written consent, which consent shall not be unreasonably withheld; and (viii) Foothill shall have approved (which approval shall not be unreasonably withheld) all prime contractors and subcontractors, and all contracts Borrower proposes to enter into with respect to the repair, replacement and restoration of the Real Property.

                          6.7     NO SETOFFS OR COUNTERCLAIMS.  All payments
hereunder and under the other Loan Documents made by or on behalf of Borrower shall be made without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

                          6.8     COMPLIANCE WITH LAWS.  Borrower shall comply
with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act.

                          6.9     EMPLOYEE BENEFITS.

                                  (a)      Borrower shall deliver to Foothill a
written statement by the chief financial officer of Borrower specifying the nature of any of the following events and the actions which Borrower proposes to take with respect thereto promptly, and in any event within ten (10) days of becoming aware of any of them, and when known, any action taken or threatened by the Internal Revenue Service, PBGC, Department of Labor, or other party with respect thereto: (i) an ERISA Event with respect to any Benefit Plan; (ii) the incurrence of an obligation to pay additional premium to the PBGC under Section 4006(a) (3) (E) of ERISA with respect to any Benefit Plan; and (iii) any lien on the assets of Borrower arising in connection with any Benefit Plan.

                                  (b)      Borrower shall also promptly furnish
to Foothill copies prepared or received by Borrower or an ERISA Affiliate of:
(i) at the request of Foothill, each annual report (Internal Revenue Service Form 5500 series) and all accompanying schedules, actuarial reports, financial information concerning the financial status of each Benefit Plan, and schedules showing the amounts contributed to each Benefit Plan by or on behalf of Borrower or its ERISA Affiliates for the most recent three (3) plan years; (ii) all notices of intent to terminate or to have a trustee appointed to administer any Benefit Plan; (iii) all written demands by the PBGC under Subtitle D of Title IV of ERISA; (iv) all notices required to be sent to employees or to the PBGC under Section 302 of ERISA or Section 412 of the IRC;
(v) all written notices received with respect to a Multiemployer Plan concerning (x) the imposition or amount of withdrawal liability pursuant to
Section 4202 of ERISA, (y) a termination described in Section 4041A of ERISA, or (z) a reorganization or insolvency described in Subtitle E of Title IV of ERISA; (vi) the adoption of any new Benefit Plan that is subject to Title IV of ERISA or Section 412 of the IRC by Borrower or any ERISA Affiliate; (vii) the adoption of any amendment to any Benefit Plan that is subject to Title IV of ERISA or Section 412 of the IRC, if such amendment results in a material increase in benefits or Unfunded Benefit Liability; or (viii) the commencement of contributions by Borrower or any ERISA Affiliate to any Benefit Plan that is subject to Title IV of ERISA or Section 412 of the IRC.

                          6.10    ENVIRONMENTAL CONDITION.

                                  (a)      Borrower shall keep or cause the
Real Property to be kept free of Hazardous Materials and not cause or permit the Real Property to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, produce, or process Hazardous Materials except, in each case, in compliance with all applicable Environmental Laws.

                                  (b)      Borrower shall use diligent efforts
to ensure compliance by all owners, operators, and occupants, if any, of the Real Property with all applicable Environmental Laws and will use diligent efforts to ensure that all such owners, operators, and occupants obtain and comply with any and all required approvals, registrations, or permits.

                                  (c)      Upon the reasonable request of
Foothill, Borrower shall conduct and complete such investigations, studies, samplings, and testings relative to Hazardous Materials at or affecting the Real Property as are requested. Upon the reasonable request of Foothill from time to time, Borrower shall provide to Foothill, at Borrower's sole cost and expense and without any liability to Foothill, with an environmental site assessment or an environmental audit report, or an update of such assessment or report, by an environmental engineering firm acceptable to Foothill, all in scope, form and content reasonably satisfactory to Foothill, to assess with a reasonable degree of certainty the presence or absence of Hazardous Materials and the potential cost in connection with the Remediation of any Hazardous Materials at or related to the Real Property. Upon demand of Foothill, and at Borrower's sole cost and expense, Borrower shall promptly take all actions to Remediate the Real Property that are required by federal, state, or local governmental agency or political subdivision or that are reasonably necessary to mitigate a spill or a violation of any Environmental Law or to allow full economic use of the Real Property. All such work shall be performed by one or more contractors selected by Borrower and reasonably approved in advance and in writing by Foothill. Borrower shall proceed continuously and diligently with such investigatory and remedial actions, provided that in all cases, such actions shall be in accordance with all applicable requirements of all Environmental Laws. Any such actions shall be performed in a good, safe, and workman like manner and shall minimize any impact on the business or occupation at or near the Real Property. Borrower shall pay all costs in connection with such investigatory and remedial activities, including but not limited to all power and utility costs and any and all taxes or fees that may be applicable to such activities. Borrower shall promptly provide to Foothill copies of testing results and reports that are generated in compliance with the above activities. Promptly upon completion of such investigation and Remediation, Borrower shall permanently seal or cap all monitoring wells and test holes to industrial standards and compliance with all Environmental Laws, remove all associated equipment, and restore the Real Property to the condition existing prior to the commencement of Remediation, which shall include the repair of any surface damage, including paving caused by such investigation or Remediation hereunder. If the estimated cost of any performance under this section exceeds $250,000 in the aggregate, then within ten (10) days of demand therefor, Borrower shall provide Foothill with a bond, letter of credit, or similar financial assurance evidencing that the necessary funds are available for the obligations established by this subparagraph or shall instruct Foothill to reserve such amounts against the amount of the Loan available under Section 2.1.

                                  (d)      The obligations of Borrower and the
rights of Foothill with respect to Hazardous Materials are in addition to and not in substitution of the obligations of Borrower and the rights of Foothill under all applicable, federal, state and local laws, regulations and ordinances relating to health and safety, and protection of the environment. The obligations of Borrower and the rights of Foothill, notwithstanding anything contained herein or in any other document or agreement which may be construed to the contrary, (i) shall not be subject to any antideficiency laws or protections, if any, (ii) shall survive (a) a non- judicial sale, judicial sale or deed or other transaction in lieu of such sale hereunder, and (b) the repayment of the Obligations. In the event Borrower does not timely perform any of its obligations with respect to Hazardous Materials, Foothill may, but is not required to, after first giving Borrower (a) concurrent written notice, in the case of an emergency or continuing release, or (b) ten (10) days prior written notice, in all other cases, and, in the latter circumstance, only if Borrower fails to commence and thereafter diligently pursue the required performance, perform such obligations, but is not obligated to, at the expense of Borrower and such expense shall be added to the Obligations and shall not cure Borrower's breach under this Agreement.

                          6.11    LEASES.  Borrower shall comply in all
material respects with all of its obligations under all leases existing on the Effective Date of Plan or thereafter entered into by it with respect to Real Property. Borrower shall provide Foothill with a copy of each notice of default or termination received by Borrower from any tenant under any Material Lease within five (5) Business Days after receiving any such notice, and deliver to Foothill a copy of each notice of default or termination sent by Borrower to the tenant under any lease simultaneously with its delivery of such notice under such lease, and shall notify Foothill, not later than thirty (30) days prior to the date of the expiration of the term of any lease, and, if Borrower shall intend to renew such lease, the terms and conditions of renewal of any such lease. Upon Foothill's request, Borrower shall use its best efforts to obtain and deliver to Foothill, an estoppel certificate, in form and substance satisfactory to Foothill, executed by such tenants as Foothill may specify, certifying, among other things, that Borrower is not in default under such lease, the amount of rent payable under such lease, the term of such lease, any extra-contractual rent adjustments or discounts, and any purchase, extension or termination option.

                          6.12    FINANCIAL COVENANT.  Borrower shall maintain
a Tangible Net Worth of at least Eight Million Dollars ($8,000,000), measured on a fiscal quarter-end basis.

                 7.       NEGATIVE COVENANTS.

                          Borrower covenants and agrees that, so long as any
credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not do any of the following without Foothill's prior written consent:

                 7.1 INDEBTEDNESS. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

                          (a)     Indebtedness evidenced by this Agreement;

                          (b)     Indebtedness evidenced by the New Kroeger
Note;

                          (c)     Indebtedness evidenced by the New CET
Unsecured Notes;

                          (d)     Indebtedness evidenced by the Note Agreement,
the Principal Notes, or the Interest Deferral Notes; it being acknowledged that there are certain fees and expenses payable under the Note Agreement, the incurrence or payment of which is not restricted hereunder;

                          (e)     Indebtedness arising in connection with the
Redding Hotel Improvement Loan in an amount not to exceed $1,000,000;

                          (f)     Indebtedness extant on the date hereof and
secured by the Senior Mortgages;

                          (g)     unsecured Indebtedness due and payable after
October 30, 2000; provided, however, that at the time such unsecured Indebtedness is created, incurred, or assumed the ratio of Available Cash Flow to Interest Expense for the immediately preceding period meets or exceeds two to one (2.0:1.0);

                          (h)     purchase money Indebtedness secured by a
purchase money security interest or lien, so long as such security interest or lien only secures the purchase price of the property or asset acquired with such Indebtedness; and

                          (i)     refinancings, renewals, or extensions of
Indebtedness permitted under clauses (b), (c), (d), (e), (f), (g), or (h) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Foothill as those applicable to the refinanced Indebtedness.

                 7.2 LIENS. Create, incur, assume, or permit to exist, directly or indirectly, any lien on or with respect to any of the Collateral, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

                 7.3 RESTRICTIONS ON FUNDAMENTAL CHANGES. Except for the merger of CalREIT with and into Borrower with CalREIT as the surviving entity and except for the incorporation of Borrower, in each case subject to Borrower's compliance with Section 4.5 hereof, enter into any acquisition, merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, property, or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all of the properties, assets, stock, or other evidence of beneficial ownership of any Person.

                 7.4 EXTRAORDINARY TRANSACTIONS AND DISPOSAL OF ASSETS. Enter into any transaction not in the ordinary and usual course of Borrower's business, including the sale, lease, or other disposition of, moving, relocation, or transfer, whether by sale or otherwise, of any of the Collateral; provided, however, that the foregoing shall not prevent the making of any Permitted Disposition.

                 7.5 CHANGE NAME. Other than the change of Borrower's name to "The Peregrine Real Estate Trust" effective on the Effective Date of Plan, change Borrower's name, FEIN, business structure, or identity, or add any new fictitious name.

                 7.6 GUARANTEE. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Foothill. The foregoing notwithstanding, Borrower may issue one or more guaranties from time to time so long as the aggregate amount paid or payable under all such guaranties as of any date of determination does not exceed $1,000,000.

                 7.7 RESTRUCTURE. Make any change in the principal nature of Borrower's business operations or the date of its fiscal year (other than to change Borrower's fiscal year to be a calendar fiscal year).

                 7.8 PREPAYMENTS. Except (a) in connection with a refinancing permitted by Section 7.1(i), or (b) for prepayments that are contractually required to be made with the net cash proceeds of the sale of any property or asset of Borrower or its subsidiaries, prepay any Indebtedness owing to any third Person or prepay the Florin-Perkins Bond Claim. Borrower shall not pay in cash any interest with respect to Indebtedness as to which it has the contractual right to make such payment by the issuance of additional promissory notes of the same kind.

                 7.9 CHANGE OF CONTROL. Without Foothill's consent, which consent will not be unreasonably withheld, cause, permit, or suffer, directly or indirectly, any Change of Control.

                 7.10 CAPITAL EXPENDITURES. Make any capital expenditure, or any commitment therefor, in excess of any reasonable and necessary amount for any individual transaction or where the aggregate amount of such capital expenditures, made or committed for in any single fiscal year, is in excess of any reasonable and necessary amount.

                 7.11 DISTRIBUTIONS. Make any distribution or declare or pay any dividends (in cash or property or assets, other than in-kind) on, or purchase, acquire, redeem, or retire any of Borrower's capital stock, of any class, whether now or hereafter outstanding; provided, however, that if permitted under applicable law, Borrower may declare dividends to the extent, in the opinion of counsel to Borrower satisfactory to Foothill, such payment is required to maintain Borrower's status as a real estate investment trust.

                 7.12 ACCOUNTING METHODS. Modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Foothill information regarding the Collateral and the Real Property or Borrower's financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Foothill pursuant to or in accordance with this Agreement, and agrees that Foothill may contact directly any such accounting firm or service bureau in order to obtain such information.

                 7.13 INVESTMENTS. Except for (a) investments in Cash Equivalents, (b) seller financing permitted by Section 6.6(b) of the Note Agreement, and (c) the purchase, with After Acquired Property, of 100% of the stock of a corporation whose primary assets are real property, Borrower shall not make any loans, guarantees (including guarantees of any lease in connection with a sale/leaseback transaction), capital contributions, or advances to or for the benefit of, or investments in any Person, unless such loans, guarantees, capital contributions, advances or investments are made in the ordinary course of business by real estate operators of property of like kind to the applicable parcel of Real Property.

                 7.14 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Foothill, and that are no less favorable to Borrower than would be obtained in arm's length transaction with a non-Affiliate. Borrower and Foothill hereby acknowledge that the foregoing shall not prohibit any transactions between Borrower and the Noteholders pursuant to the terms and conditions of the Note Agreement.

                 7.15     SUSPENSION.  Suspend or go out of a substantial
                   portion of its business.

                 7.16 USE OF PROCEEDS. Use the proceeds of the advances made hereunder for any purpose other than: (a) to pay transactional costs and expenses incurred in connection with this Agreement; (b) to pay those amounts which Borrower is obligated to pay under the provisions of the Plan in order for the Plan to become effective; and (c) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes; provided, however, that no advance hereunder shall be used to purchase real property or to make tenant improvements on After Acquired Property.

                 7.17 CHANGE IN LOCATION OF CHIEF EXECUTIVE OFFICE; RELATED EQUIPMENT WITH BAILEES. Borrower covenants and agrees that it will not, without thirty (30) days prior written notification to Foothill, relocate its chief executive office to a new location and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests. The Related Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Foothill's prior written consent.

                 7.18     AMENDMENT OF CERTAIN DOCUMENTS.

                          (a)     Agree to any amendment to, or waive any of
its rights with respect to, the terms and provisions regarding interest rates, principal or interest payment amounts, total principal amounts or the maturity of principal amounts under the Principal Notes, the Interest Deferred Notes, the Note Agreement, or any of the agreements, or any amendments or waivers with respect to any of the foregoing, without in each case obtaining the prior written consent of Foothill to such amendment or waiver.

                          (b)     Alter, amend, or otherwise change or
supplement any term or condition contained in Borrower's Declaration of Trust relative to the rights and preferences of the New CET Preferred Stock in order to (i) provide for the mandatory redemption thereof or mandatory dividends with respect thereto at any time that any of the Obligations are outstanding or Foothill has any commitment to Borrower under any of the Loan Documents, or
(ii) provide terms and conditions that reasonably could be expected to have a Material Adverse Effect.

                 8.       EVENTS OF DEFAULT.

                          Any one or more of the following events shall
constitute an event of default (each, an "Event of Default") under this
Agreement:

                          8.1     MONETARY OBLIGATIONS.  If Borrower fails to
pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Foothill, reimbursement of Foothill Expenses, or other amounts constituting Obligations) unless in any case under this Section 8.1 (except as set forth in the following proviso) such payment is made within five
(5) Business Days after the date such payment was first due; provided, however, that the five (5) Business Day grace period set forth herein only shall apply to (i) Overadvances that are caused by the charging of interest or Foothill Expenses to Borrower's loan account with Foothill, or (ii) Overadvances that are caused by the decrease in the Maximum Amount pursuant to Section 2.1(d).

                          8.2     NON-MONETARY OBLIGATIONS.  (a) If Borrower
fails or neglects to perform, keep, or observe, in any material respect, any term, provision, condition, covenant, or agreement contained in Sections 6.2, 6.4, or 6.10 of this Agreement and such failure continues for a period of fifteen (15) days from the date of such failure or neglect; (b) If Borrower fails or neglects to perform, keep, or observe, in any material respect, any term, provision, condition, covenant, or agreement contained in Sections 6.3, 6.5, or 6.8 of this Agreement and such failure continues for a period of thirty
(30) days from the date of such failure or neglect; or (c) If Borrower fails or neglects to perform, keep, or observe, in any material respect, any other term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Foothill (other than any such term, provision, condition, covenant, or agreement contained in Article 5 hereof or that is the subject of another provision of this Article 8);

                          8.3     BREACH OF MORTGAGES.  If Borrower fails or
neglects to perform, keep or observe any term, provision, condition, or agreement contained in the Mortgages or the Environmental Indemnity after the expiration of any applicable cure period contained therein;

                          8.4     MATERIAL IMPAIRMENT.  If there is a material
impairment of the value of, or priority of Foothill's security interests in, the Collateral. In this regard, the parties hereby agree that the termination or other loss of Borrower's franchise agreement with Holiday with respect to the Chico, Sacramento, or Walnut Creek, California hotels would, ipso facto, constitute a material impairment of the value of the Collateral unless such franchise agreement or agreements, as the case may be, are replaced by Borrower with a franchise agreement with a franchisor of a comparable or better franchise within a period of one hundred eighty (180) days of the date of the termination or loss;

                          8.5     SEIZURE OF BORROWER'S PROPERTIES.  If any
material portion of Borrower's properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

                          8.6     VOLUNTARY INSOLVENCY PROCEEDING.  If an
Insolvency Proceeding is commenced by Borrower;

                          8.7     INVOLUNTARY INSOLVENCY PROCEEDING.  If an
Insolvency Proceeding is commenced against Borrower and any of the following events occur: (a) Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Foothill shall be relieved of its obligation to make additional advances hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower; or (e) an order for relief shall have been issued or entered therein;

                          8.8     COURT ORDERS.  If Borrower is enjoined,
restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

                          8.9     GOVERNMENTAL LIENS.  If a notice of lien,
levy, or assessment is filed of record with respect to any of Borrower's properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether inchoate or otherwise, upon any of Borrower's properties or assets and the same is not paid on the payment date thereof;

                          8.10    JUDGMENTS.  If any judgments or other claims
that are junior in priority to any of Foothill's Mortgages in excess of One Million Dollars ($1,000,000) in the aggregate amount become liens or encumbrances upon any material portion of Borrower's properties or assets;

                          8.11    MATERIAL DEFAULTS.  If there is a default in
any material agreement to which Borrower is a party with one or more third Persons resulting in a right by such third Persons, irrespective of whether exercised, to accelerate the maturity of Borrower's obligations thereunder or if there is a material default by Borrower in the payment or performance of any of its obligations under the Plan; provided, however, the preceding sentence notwithstanding, in the event that an Event of Default occurs under this Agreement because of the occurrence of an event of default under the Note Agreement, such Event of Default automatically shall be annulled (and any acceleration rescinded) if the applicable event of default under the Note Agreement has been cured or waived and any acceleration of the Indebtedness thereunder rescinded, and written notice of such cure, waiver, or rescission, as the case may be, shall have been given to Foothill and no other Event of Default has occurred that has not been cured or waived during such period. No rescission or annulment referred to above shall affect any subsequent Event of Default or any right, power, or remedy arising out of such subsequent Event of Default.

                          8.12    MISREPRESENTATIONS BY BORROWER.  If any
material misstatement or misrepresentation exists in any warranty, representation, statement, or report as of the date when made to Foothill by Borrower or any officer, employee, agent, or director of Borrower, or if any such material warranty or representation is withdrawn;

                          8.13    TERMINATION OF SUBORDINATION AGREEMENT.  If
the obligation of any third Person under the Subordination Agreement is limited or terminated by operation of law, or terminated or purported to be terminated by the third Person thereunder, or any such third Person becomes the subject of an Insolvency Proceeding; or

                          8.14    EMPLOYEE BENEFITS.

                                  (a)      With respect to any Benefit Plan,
the occurrence of any of the following which could reasonably be expected to have a material adverse effect on the financial condition of Borrower: (i) the violation of any of the provisions of ERISA; (ii) the loss by a Benefit Plan intended to be a Qualified Plan of its qualification under Section 401(a) of the IRC; (iii) the incurrence of liability under Title IV of ERISA; (iv) a failure to make full payment when due of all amounts which, under the provisions of any Benefit Plan or applicable law, Borrower or any ERISA Affiliate is required to make; (v) the filing of a notice of intent to terminate a Benefit Plan under Sections 4041 or 4041A of ERISA; (vi) a complete or partial withdrawal of Borrower or an ERISA Affiliate from any Benefit Plan;
(vii) the receipt of a notice by the plan administrator of a Benefit Plan that the PBGC has instituted proceedings to terminate such Benefit Plan or appoint a trustee to administer such Benefit Plan; (viii) a commencement or increase of contributions to, or the adoption of or the amendment of, a Benefit Plan; and
(ix) the assessment against Borrower or any ERISA Affiliate of a tax under
Section 4980B of the IRC.

                                  (b)      The Unfunded Benefit Liability of
all of the Benefit Plans of Borrower and its ERISA Affiliates shall, in the aggregate, exceed $1.00.

                          8.15    REAL PROPERTY.

                                  (a)      If there shall occur during any
consecutive twelve month period, one or more uninsured losses, thefts, damage or destruction of the Real Property, or any part thereof, having an aggregate value in excess of ten percent of the aggregate amount of the Release Amounts for the then remaining Real Property Collateral; or

                                  (b)      If an event of default shall occur
under any Permitted Lien that encumbers the Real Property and the effect thereof is to cause a Material Adverse Effect.

                          Foothill has agreed to endeavor, in good faith, to
provide Borrower with telephonic notice of the occurrence of an Event of Default under Sections 8.2, 8.3, 8.4, 8.11, 8.12 or 8.13 at or prior to time at which Foothill declares such Event of Default to be extant; provided, however, that Foothill shall suffer no liability whatsoever for any failure (other than a wilful failure) to send such notification.

                 9.       FOOTHILL'S RIGHTS AND REMEDIES.

                          9.1     RIGHTS AND REMEDIES.  In addition to the
remedies set forth in the Mortgages, upon the occurrence of an Event of Default Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by
Borrower:

                                  (a)      Declare all Obligations, whether
evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

                                  (b)      Cease advancing money or extending
credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Foothill;

                                  (c)      Terminate this Agreement and any of
the other Loan Documents as to any future liability or obligation of Foothill, but without affecting Foothill's rights, liens, and security interests in the Collateral and without affecting the Obligations;

                                  (d)      Without notice to or demand upon
Borrower, make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interests in the Collateral. Borrower authorizes Foothill to pay, purchase, contest, or compromise any encumbrance, charge, or lien that in Foothill's determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith. The foregoing shall include the right to discharge any Allowed Mechanic's Lien Claim or Allowed Secured Real Property Tax Claim;

                                  (e)      Without notice to Borrower (such
notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Foothill, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Foothill;

                                  (f)      Hold, as cash collateral, any and
all balances and deposits of Borrower held by Foothill, to secure the full and final repayment of all of the Obligations;

                                  (g)      Prepare for sale, advertise for
sale, and sell (in the manner provided for herein or in the Mortgages) the Collateral. Foothill is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

                                  (h)      Sell the Personal Property
Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Foothill determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

                                  (i)      Foothill shall give notice of the
disposition of the Personal Property Collateral as follows:

                                        (1)     Foothill shall give Borrower
and each holder of a security interest in the Personal Property Collateral who has filed with Foothill a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Personal Property Collateral, then the time on or after which the private sale or other disposition is to be made;

                                        (2)     The notice shall be personally
delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least five (5) days before the date fixed for the sale, or at least five (5) days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Personal Property Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrower claiming an interest in the Personal Property Collateral shall be sent to such addresses as they have furnished to Foothill;

                                        (3)     If the sale is to be a public
sale, Foothill also shall give notice of the time and place by publishing a notice one time at least five (5) days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

                                  (j)      Foothill may credit bid and purchase
at any public sale; and

                                  (k)      Any deficiency that exists after
disposition of the Personal Property Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Foothill to Borrower.

                          9.2     REMEDIES CUMULATIVE.  Foothill's rights and
remedies under this Agreement, the other Loan Documents, all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.

                          9.3     FORECLOSURE NOT A DISCHARGE.  Foreclosure
shall not operate as a discharge to Borrower's obligations to Foothill as to Hazardous Materials and the indemnity provisions in Section 11 hereof; and in the event Borrower tenders a deed in lieu of foreclosure for all or part of the Real Property, Borrower shall deliver such property to Foothill (or its designee) free of any and all Hazardous Materials that were not permitted, under the terms and conditions of this Agreement, to be on or under such property. The indemnity provisions in Section 11 hereof shall not be discharged or affected in any way by foreclosure or by Foothill's acceptance of a deed in lieu thereof, and the same shall continue for a period equal to the longest living child born in Los Angeles County on October 1, 1994, plus twenty-one (21) years.

                 10.      TAXES AND EXPENSES REGARDING THE COLLATERAL.

                          10.1    FAILURE TO PAY.  If Borrower fails to pay, or
cause the payment of, any monies (whether taxes, rents, assessments, insurance premiums, or otherwise) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement or the Mortgages, after having been given notice and the opportunity to make any such payment within the applicable cure period, then, to the extent that Foothill reasonably determines that such failure by Borrower could have a material adverse effect on Foothill's interests in the Collateral, in its reasonable discretion and without further notice to Borrower, Foothill may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's loan account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.6, and take any action with respect to such policies as Foothill deems prudent. Any such amounts paid by Foothill shall constitute Foothill Expenses. Any such payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance, or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

                          10.2    RIGHT TO CONTEST.  Notwithstanding the
provisions set forth in Sections 6.5 and 10.1 regarding Borrower's obligation to pay taxes, Borrower shall not be required to pay or discharge any taxes levied against any parcel of Real Property so long as Borrower shall in good faith and at its own expense contest the same or the validity thereof by appropriate legal proceedings which shall operate to prevent the collection thereof or other realization thereon or the sale, forfeiture or loss of the Real Property or any part thereof to satisfy the same; provided that (i) during such contest Borrower shall, at the option of Foothill, provide security in forms and amounts satisfactory to Foothill assuring the discharge of Borrower's obligation to pay such taxes and of any additional charge, penalty or expense arising from or incurred as a result of such contest, (ii) any such contest shall not subject Foothill to any civil or criminal liability whatsoever, and
(iii)

Borrower diligently and rapidly prosecutes such contest to completion.
However, if at any time payment of any taxes levied against any parcel of Real Property shall become necessary to prevent foreclosure on the Real Property or any portion thereof because of non-payment, or if Foothill or Borrower shall incur any civil or criminal liability as a result of such non-payment, Foothill may, without any liability to Borrower whatsoever, apply such security to the payment of the same, or otherwise pay the same pursuant to the provisions of
Section 10.1 in sufficient time to prevent the delivery of such tax deed or the incurrence of such civil or criminal liability, as the case may be.

                 11.      WAIVERS; INDEMNIFICATION.

                          11.1    DEMAND; PROTEST; ETC.  Except as expressly
provided for herein, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

                          11.2    FOOTHILL'S LIABILITY FOR COLLATERAL.  So long
as Foothill complies with its obligations, if any, under Section 9207 of the Code, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

                          11.3    INDEMNIFICATION.  Borrower agrees to defend,
indemnify, save, and hold all Indemnified Persons harmless against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other Person arising out of or relating to the transactions contemplated by this Agreement or any other Loan Document including those claimed by any broker or finder, except to the extent that such indemnified liability arises proximately from the gross negligence or wilful misconduct of the Indemnified Person asserting its rights under this indemnity, (b) all Losses, and (c) all losses (including reasonable attorneys' fees) suffered or incurred by any Indemnified Person, regardless of negligence (except to the extent that such indemnified liability arises proximately from the gross negligence or wilful misconduct of the Indemnified Person asserting its rights under this indemnity), whether as a holder of security interests in Real Property, as mortgagee in possession, or as successor in interest to Borrower as owner of the Real Property by virtue of foreclosure or acceptance of a deed or other transaction in lieu of foreclosure, or after partial or total reconveyance of the mortgage, arising from, in respect of, as a consequence of (whether foreseeable or unforeseeable) or in connection with the use, storage, disposal, generation, transportation, spill or treatment of any Hazardous Materials at or related to the Real Property whether or not originating or emanating from the Real Property. The foregoing indemnity shall not apply, however, to any losses suffered or incurred by any Person as the result of any act or omission with respect to the Real Property that occurs or fails to occur on or after the date on which any Indemnified Person has foreclosed thereon or taken title thereto. This section shall survive the termination of this Agreement. Borrower and Foothill understand and acknowledge that Borrower's covenant regarding Remediation of Hazardous Materials is contained in Section 6.10 and nothing in this section is intended to modify or expand Borrower's obligations to Foothill under Section
6.10 hereof.

                 12.      NOTICES.

                          Unless otherwise provided in this Agreement, all
notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by prepaid telex, TWX, telefacsimile, or telegram (with messenger delivery specified) to Borrower or to Foothill, as the case may be, at its address set forth below:

                          If to Borrower:          THE PEREGRINE REAL ESTATE TRUST
                                                   1300 Ethan Way, Suite 200
                                                   Sacramento, California  95825
                                                   Attention:  Arnold E. Brown
                                                   Telefacsimile No.:  (916) 929-1122

         With a copy to:          GREENBERG, GLUSKER, FIELDS, CLAMAN & MACHTINGER
                                  1900 Avenue of the Stars, Suite 2000
                                  Los Angeles, California 90067
                                  Attention: Paula J. Peters, Esq.
                                  Telefacsimile No.:  (310) 553-0687

         If to Foothill:          FOOTHILL CAPITAL CORPORATION
                                  11111 Santa Monica Boulevard
                                  Suite 1500
                                  Los Angeles, California 90025-3333
                                  Attention: Business Finance Division Manager
                                  Telefacsimile No.:  (310) 478-4860

         With a copy to:          BROBECK, PHLEGER & HARRISON
                                  550 South Hope Street, Suite 2100
                                  Los Angeles, California  90071-2604
                                  Attention: John Francis Hilson, Esq.
                                  Telefacsimile No.: (213) 239-1324

                          The parties here to may change the address at which
they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this
Section 12, other than notices by Foothill in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Foothill in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or transmitted by telefacsimile or other similar method set forth above.

                 13.      CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

                          THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION,
INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE SOLE OPTION OF FOOTHILL, IN ANY OTHER COURT IN WHICH FOOTHILL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF BORROWER AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13. BORROWER AND FOOTHILL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND FOOTHILL REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF

LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

                 14.      DESTRUCTION OF BORROWER'S DOCUMENTS.

                          All documents, schedules, invoices, agings, or other
papers delivered by Borrower to Foothill may be destroyed or otherwise disposed of by Foothill four (4) months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

                 15.      GENERAL PROVISIONS.

                          15.1    EFFECTIVENESS.  This Agreement shall be
binding and deemed effective when executed and delivered by Borrower and Foothill.

                          15.2    SUCCESSORS AND ASSIGNS.  This Agreement shall
bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release Borrower from its Obligations. Foothill may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment. Foothill reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Foothill's rights and benefits hereunder. In connection with any such assignment or participation, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to Borrower or Borrower's business. To the extent that Foothill assigns its rights and obligations hereunder to a third Person, Foothill shall thereafter be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third Person. Foothill and Borrower hereby agree that the provisions of this
Section 15.2 shall not expand the eligible classes of Persons included within the definition of Indemnified Persons.

                          15.3    SECTION HEADINGS.  Headings and numbers have
been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

                          15.4    INTERPRETATION.  Neither this Agreement nor
any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

                          15.5    SEVERABILITY OF PROVISIONS.  Each provision
of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

                          15.6    AMENDMENTS IN WRITING.  This Agreement cannot
be changed or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations, if any, are merged into this Agreement.

                          15.7    COUNTERPARTS; TELEFACSIMILE EXECUTION.  This
Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

                          15.8    REVIVAL AND REINSTATEMENT OF OBLIGATIONS.  If
the incurrence or payment of the Obligations by Borrower or the transfer by Borrower to Foothill of any property of Borrower should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Foothill is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Foothill related thereto, the liability of Borrower automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

                          15.9    LENDING RELATIONSHIP.  Nothing contained in
this Agreement or any of the other Loan Documents shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture or any association between Borrower and Foothill, it being expressly understood and agreed that nothing contained in this Agreement or the other Loan Documents shall be deemed to create any relationship between Borrower and Foothill other that the relationship of borrower and lender.

                          15.10   INTEGRATION.  This Agreement, together with
the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, whether before or after the date hereof.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Los Angeles, California.


                          FOOTHILL CAPITAL CORPORATION,
                          a California corporation



                                    By__________________________
                                    Title:_______________________


                                    COMMONWEALTH EQUITY TRUST, a
                                    California real estate investment trust



                                    By__________________________
                                    Title:_______________________